EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Perry Ellis International, Inc. (the “Company”) on Form S-3 of our report on the consolidated financial statements of the Company dated March 5, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the entity’s change in method of accounting for intangible assets), appearing in and incorporated by reference in the Annual Report on Form 10-K of Perry Ellis International, Inc. for the year ended January 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/S/    DELOITTE & TOUCHE LLP

Miami, Florida

July 7, 2003